DALLAS, TEXAS .  .  .  March 12, 1996 .  .  .  Valhi, Inc.
          (NYSE:VHI) announced today that it is increasing the regular quarterly dividend on its common stock from three cents ($.03) per share to five cents ($.05) per share and that its Board of Directors has declared a first quarter dividend of five cents ($0.05) per share on its common stock, payable March 29, 1996, to stockholders of record at the close of business March 22, 1996.


               Valhi, Inc. is a diversified company engaged in the chemicals, refined sugar, building products and other industries.